Exhibit 10.22

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

RAILWAY SERVICES AGREEMENT
THIS AGREEMENT, dated July 28, 2021 (this “Agreement”), is by and among United States Steel Corporation, a Delaware corporation (“USS”), Transtar, LLC, a Delaware limited liability company (“Transtar”), and the subsidiaries of Transtar set forth on the signature pages hereto (each subsidiary, a “Railroad” and collectively, the “Railroads”). Transtar and any applicable Railroad (or Railroads) may be referred to herein as a “Transtar Party” or collectively as the “Transtar Parties”. Collectively, USS, the Railroads and Transtar may be referred to as the “Parties” or individually as a “Party” as appropriate.
WITNESSETH:
WHEREAS, USS is the owner and operator of steel production facilities in and around Gary, Indiana, Pittsburgh, Pennsylvania, Fairfield, Alabama, Ecorse, Michigan, Lorain, Ohio and Lone Star, Texas (each, a “USS Plant” and together, the “USS Plants”), which are currently served by the Railroads, and which, upon the closing of the Transaction defined below (the “Closing”), will continue to be so served;
WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of June 7, 2021 (the “MIPA”), by and between USS and Percy Acquisition LLC (“Buyer”), USS has agreed to sell 100% of its Interests (as defined in the MIPA) to Buyer (the “Transaction”) at the Closing, which Transaction will require the prior approval of, or exemption by, the Surface Transportation Board (the “STB”);
WHEREAS, the rail services to be provided by the Transtar Parties after completion of the Transaction will remain critical to the ability of the USS Plants to maintain operations and to service USS’s customers in the intensely competitive steel markets; and
WHEREAS, in anticipation of the STB’s approval (or exemption) of the Transaction, the Parties desire to enter into this Agreement to set forth the terms upon which the Transtar Parties will provide rail services to USS from and after the Closing.
NOW, THEREFORE, the Parties hereto, intending to be legally bound, and in consideration of the premises and mutual agreements herein contained, hereby agree as follows:

1.SCOPE. This Agreement sets forth the understanding of the Parties concerning the services set forth in Section 3 and the Exhibits thereto (the “Services”) to be provided or made available by the Transtar Parties to USS at and around the USS Plants. The Services provided for in this Agreement shall be in addition to any obligations the Transtar Parties have as a result of being common carriers subject to the jurisdiction of the STB, and nothing in this Agreement shall be used to prohibit USS from also seeking redress at the STB for any violations of any Transtar Party’s obligations under the ICC Termination Act of 1995, as supplemented and amended. All of the Services shall be performed in a method and manner and within the time schedule as set forth in the Exhibits attached to this Agreement. The Transtar Parties shall not, and shall not permit any contractors or subcontractors performing the Services to, discriminate against USS in the manner or the scheduling of the performance of the Services. Representatives of the Railroads and USS shall meet no less frequently than monthly to discuss the standard of service and service levels. Except as provided in Section 3.8.4 of this Agreement, nothing contained herein shall obligate USS to procure any volume of Services from the Transtar Parties; provided that USS acknowledges and agrees that one or more Transtar Parties shall be the exclusive provider of (a) the Services set forth in the Exhibits hereto at the applicable USS Plant, and (b) any Supplemental Services identified pursuant to Section 3.9 of this Agreement. In the event that the Transtar Parties identify any service not set forth in the Exhibits hereto that would otherwise fall within the scope of a “Service” at the USS Plants in accordance with this Agreement and are being provided by third parties, and the Transtar Parties have the capability to provide such Service at the applicable USS Plant at rates equivalent to the rates charged by the applicable third party(ies), USS shall engage in good faith discussions with the Transtar Parties regarding the future provision of such Services by Transtar. For all purposes under this Agreement, references to “USS” will be deemed to include its applicable subsidiaries and controlled affiliates and, to the extent applicable, its and their respective successors and assignees.
2.TERM.
2.1This Agreement shall become effective on the date of the Closing and shall remain in effect for an initial term of 15 years (the “Initial Term”) unless it is earlier terminated in accordance with the express termination provisions hereof. Upon expiration of the Initial Term, this Agreement shall automatically be extended for successive terms of 10 years (each, a “Renewal Term”) unless USS provides Transtar written notice of non-renewal (“Non-Renewal Notice”) no less than six months prior to the expiration of the Initial Term or Renewal Term (as applicable). The Initial Term and Renewal Term(s) are referred to collectively hereinafter as the “Term”.
2.2 Subject to the provisions of Section 2.3 of this Agreement with respect to the Gary Plant and the Mon Valley Plant, upon USS permanently ceasing its operations at all of the USS Plants, this Agreement shall terminate unless USS provides written notice to the Transtar Parties, not less than thirty (30) days prior to the permanent cessation of operations at all of the USS Plants (or at the last then-operating USS Plant), that it elects to continue the term of this Agreement, in which event this Agreement shall remain in effect for a period specified in such notice, not to exceed 24 months; provided, however, that if USS permanently ceases its operations at both the Gary and Mon Valley Plants prior to the fifth anniversary of the Closing, USS shall, within ten (10) business days of such written notice to Transtar, pay Transtar an amount equal to the sum of (a) the full MAVR that would have been paid to Transtar for the year in which such permanent cessation of operations occurs (less the aggregate amount of payments actually made under this Agreement by or at the direction of USS to the Transtar Parties for the Services set forth in Section 3.7 hereof for such year) plus (b) the full MAVR that would have been paid to Transtar for any year(s) subsequent to the year in which such permanent cessation of operations occurs. Subject to USS providing Transtar with prior written notice and a 30-day right to cure following delivery of such written notice, USS may terminate this Agreement at any time during the Term upon continuation of a persistent and willful failure by the Transtar Parties to perform the Services at the standards set forth herein.
2.3Material Cessation of Steel Production.
2.3.1For purposes of this Section 2.3, “materially cease production” shall mean either (a) that all railcar volumes at a Subject Facility (as hereinafter defined) are reduced to an average of (i) 400 or fewer railcars per month at the USS facility in and around Gary, Indiana that is served by Gary Railway Company (the “Gary Plant”) or (ii) 500 or fewer railcars per month at the USS facilities in and around Pittsburgh, Pennsylvania and served by Union Railroad Company, LLC that are commonly referred to as the Edgar Thompson Plant, the Clairton Plant and the Irvin Plant (collectively, the “Mon Valley Plant”), in each case during any continuous period of eighteen (18) consecutive months, or (b) USS publicly announces its intention to permanently cease operations at the Gary Plant or the Mon Valley Plant (as applicable). If, at any time during the Term, USS materially ceases production at the Gary Plant or the Mon Valley Plant (as applicable, the “Subject Facility”), the provisions of this Section 2.3 shall apply; provided, however, that if any reduced railcar volumes during the measurement period in subsection (a) result from planned or necessary maintenance, upgrades or investments, or a Force Majeure Event as defined in Section 21 of this Agreement (each, an “Extraordinary Event”), the 18-month measurement period shall be tolled for the duration of such Extraordinary Event; provided, for the avoidance of doubt, that a reduction in railcar volumes due to general economic conditions or a reduction in demand for products manufactured by USS or the steel industry generally shall not be an Extraordinary Event for purposes of this Section 2.3.1. Upon request by Transtar, given at any time during the Exclusive Negotiation Period (as defined in this Section 2.3.1) USS shall provide Transtar with a mutual confidentiality agreement containing terms and conditions substantially similar to those set forth in that certain Mutual Confidentiality Agreement dated September 17, 2020 between USS and Fortress Worldwide Transportation and Infrastructure General Partnership, and which shall be for a term of two (2) years (the “NDA”). USS and Transtar shall negotiate in good faith to reach agreement promptly on the terms and conditions of the NDA and to execute and deliver such NDA. Upon execution of an NDA, Transtar shall have the exclusive right (i) to conduct due diligence with respect to a potential purchase of the Subject Facility; provided, that USS will provide, or make available to Transtar (with the right to make copies), all such information regarding the Subject Facility as Transtar may reasonably request (including without limitation all (A) title reports, (B) surveys, (C) leases, and (D) environmental reports, studies or other documentation available to USS relating or referring to the environmental condition of, and the presence of hazardous materials or other contaminants on or about, the Subject Facility (the foregoing materials described in this clause (D) collectively, “Environmental Reports”)) and (ii) to negotiate with USS the purchase of all, and not less than all, of the real property owned at such time by USS at the Subject Facility, together with all buildings, improvements and fixtures located thereon and all appurtenances thereto (the “Subject Real Property”) on the terms and subject to the conditions set forth in this Section 2.3, for a period that begins on the date of USS’s receipt of a signed NDA and ends on the earlier of (w) the date that is six (6) months after the date of USS’s receipt of a signed NDA, (x) the date of Transtar’s failure to affirm, in writing, within five (5) business days of any request by USS, that Transtar is continuing to pursue the proposed acquisition in good faith on terms not less favorable than the terms set forth in the Offer Notice, or (y) the date of any notification to USS that Transtar is terminating discussions in respect of such proposed acquisition (the “Exclusive Negotiation Period”). USS shall not, and shall cause its affiliates not to, solicit any offer from any third party for the sale, transfer, lease or other disposition of all or a portion of the Subject Real Property, negotiate or hold any discussions regarding the sale, transfer, lease or other disposition to a third party of all or a portion of the Subject Real Property, or provide any information regarding the Subject Real Property to a third party in connection with a potential purchase, sale or lease of all or a portion of the Subject Real Property, in each case from the date upon which USS materially ceases production at a Subject Facility until the expiration of the Exclusive Negotiation Period; provided, however, that notwithstanding anything to the contrary contained herein, the limitations in this Section 2.3.1 shall not prohibit USS from soliciting any offer or negotiating or holding discussions with any party regarding (1) a sale of the equity interests of USS or (2) a direct or indirect sale of the assets or operations of a Subject Facility to a purchaser that intends to utilize the Subject Facility for industrial purposes (each, a “USS Transaction”); and provided further, that, in connection with a sale pursuant to subsection (2), USS shall require the purchaser to enter into a railway services agreement with Transtar on terms and conditions substantially similar to the terms and conditions of this Agreement (including, without limitation, a Minimum Annual Volume Requirement of no less than One Hundred Million Dollars ($100,000,000) annually for a period of three (3) years). The Parties acknowledge and agree that a USS Transaction that complies with the terms of this Section 2.3.1 will supersede in all respects Transtar’s rights under this Section 2.3 with respect to the applicable Subject Facility.

2.3.2At any time during the Exclusive Negotiation Period and upon execution of the NDA, Transtar may deliver to USS an offer (the “Offer”) to purchase all, and not less than all, of the Subject Real Property. In order for the Offer to be considered by USS, it shall (a) be a fully financed all cash offer with no financing contingency or condition, (b) include, as an attachment, a draft purchase and sale agreement that Transtar would be willing to execute, which shall (i) include the assumption of all known and unknown environmental liabilities at the Subject Real Property by Transtar and an indemnity from Transtar with respect to such known and unknown environmental liabilities, provided, that the Fair Market Value (as defined in Section 2.3.4) of the Subject Real Property shall take into account the estimated amount of any environmental remediation, mitigation, compliance or other costs reasonably likely to be incurred by Transtar as a result of its assumption of known environmental liabilities (taking into account Transtar’s intended use of the Subject Facility, which use shall be for industrial purposes), (ii) include the Required Seller Representations (defined below in this Section 2.3.2), (iii) otherwise be on an “as-is, where-is” basis (except for matters referred to in clauses (i) and (ii)), (iv) not include any closing conditions other than (A) receipt of any required regulatory or antitrust approvals, (B) that there is no order or pending litigation by a government authority of competent jurisdiction prohibiting or enjoining the transaction; (C) that the other Party’s representations and warranties of the Parties are true and correct in all material respects as of the closing date of the conveyance, and (D) that the other Party’s covenants have been complied with in all material respects, (v) require Transtar to make commercially reasonable efforts to obtain any required regulatory approvals (including a covenant to accept any condition(s) imposed on such approvals; provided, that Transtar shall not be required to accept any condition(s) that would result in a material adverse effect on Transtar or its ability to utilize the Subject Real Property for Transtar’s intended purposes), (vi) not include, and shall not convey to Transtar any interest in, any intellectual property or intellectual property rights of USS or its subsidiaries, including, without limitation, any “grade book” or other know-how related to the steel making process or any other operations at a Subject Facility, (vii) include Transtar’s determination of the Fair Market Value of the Subject Real Property, and (viii) other material terms and conditions as are customary in connection with transactions of a similar nature (the “Offer Notice”). Notwithstanding anything to the contrary contained herein, Transtar’s right to conduct environmental due diligence shall be limited to a Phase I environmental assessment (which shall be conducted at Transtar’s sole cost and expense), and notwithstanding the contents of such Phase I environmental assessment, Transtar acknowledges and agrees that it shall not be permitted to conduct any invasive testing of any kind or nature and any request for any invasive testing shall immediately terminate this Section 2.3 in all respects. For the avoidance of doubt, Transtar will have the right to deliver no more than one Offer and Offer Notice; provided, however, that if the cause of such material cessation of production at the applicable Subject Facility was a public announcement by USS pursuant to subsection 2.3.1(b), and USS subsequently withdraws or overrides such announcement and determines to continue material steel production at such Subject

Facility, then the right of Transtar to deliver an additional Offer and Offer Notice shall be reinstated. As used herein, “Required Seller Representations” shall mean the following representations and warranties made by USS and/or its affiliate(s) (as applicable) as seller party(ies): (1) that each such seller party is in good standing under the laws of the State of its formation, (2) that each such seller party has duly authorized the execution and performance of the purchase and sale agreement and has received all approvals necessary to execute and deliver the purchase and sale agreement and to consummate the sale transaction(s) contemplated thereby, (3) that each such seller party owns fee title to all real property at the applicable Subject Facility, subject only to matters that are in the public records or that, individually and collectively, would not interfere in any material respect with the ability of Transtar to use the Subject Facility for its intended industrial purposes, (4) that, except as otherwise disclosed to Transtar in a schedule to the purchase agreement, such seller parties have not received written notification of any condemnation or eminent domain proceedings commenced or threatened by any applicable governmental authority having jurisdiction over any portion of the real property that is the subject of such purchase and sale agreement, (5) that, except with respect to any portion of the Subject Facility to be retained by seller party(ies) pursuant to the final sentence of this Section 2.3.2, the real property and improvements at the Subject Facility being conveyed by such purchase and sale agreement constitute all of the real property at the Subject Facility, and (6) that the real property and improvements at the Subject Facility are not subject to any leases, license agreements or similar agreements giving any third party the right to use, occupy or possess such real property (or any portion thereof) that would materially interfere with Transtar’s use of the Subject Facility. Each of the foregoing representations and warranties shall be qualified in all respects by any title report or survey obtained by or provided to Transtar, by USS’s public filings or as has been otherwise disclosed to Transtar. In the event that continued use of a portion of a Subject Facility is necessary for USS’s ongoing operations following the sale of such Subject Facility to Transtar, the Parties shall negotiate in good faith for (i) the exclusion of such portion of the Subject Facility from the sale, if feasible, or, (ii) if such exclusion is not feasible, a lease, easement or other arrangement to enable USS to use such portion of the Subject Facility for its ongoing operations; provided that the Parties shall utilize commercially reasonable efforts to ensure that the exclusion of such portion of the Subject Facility from the sale, or the terms of such lease, easement or other arrangement (as applicable), shall not materially interfere with Transtar’s intended use of the Subject Facility and takes into consideration USS’s ongoing operations.
2.3.3The provisions of this Section 2.3 shall no longer apply and the obligations of the Parties as set forth in this Section 2.3 shall immediately terminate and be of no further force or effect if (a) any Competitor acquires (i) a controlling equity interest, directly or indirectly, in any Transtar Party providing Services to a Subject Facility or the ultimate parent entity of Transtar, or (ii) the right to appoint more than one member to the board of directors of the ultimate parent of Transtar, or (b) any Transtar Party materially breaches the terms of this Agreement and does not timely cure such breach after receipt of written notice thereof. Further, the provisions of this Section 2.3 shall no longer apply to, and the obligations of the Parties as set forth in this Section 2.3 shall immediately terminate and be of no further force or effect with respect to, the material cessation of production at a Subject Facility, if Transtar does not deliver an Offer Notice by the expiration of the Exclusive Negotiation Period with respect to such Subject Facility, or the Exclusive Negotiation Period with respect to such Subject Facility terminates or expires because either (x) Transtar fails to affirm, in writing, within five (5) business days of any request by USS, that Transtar is continuing to pursue the proposed acquisition in good faith on terms not less favorable than the terms set forth in the applicable Offer Notice, or (y) USS is informed by Transtar that it is terminating discussions in respect of such proposed acquisition. For purposes of this Section 2.3 (and Section 12), “Competitor” means any person that is, directly or indirectly through its subsidiaries, engaged in (A) the business of owning or operating a flat-rolled steel mill or an energy pipe (but not a structural pipe), oil country tubular goods and linepipe, electrical steel mill, a scrap alternatives facility, including but not limited to, a pig machine, or any substantially similar or substantially equivalent mill, facility or machine, or (B) research, development or design of a flat-rolled or energy pipe (but not structural pipe), oil country tubular goods and linepipe, electrical steel mill, scrap alternatives, including, but not limited to, a pig machine or any substantially similar or substantially equivalent mill, facility or machine.
2.3.4If Transtar delivers an Offer Notice to USS in accordance with Section 2.3.2, USS and Transtar shall negotiate in good faith during the balance of the Exclusive Negotiation Period to reach agreement on the Fair Market Value of the Subject Real Property and the other terms and conditions of a definitive purchase and sale agreement on terms consistent with, but no less favorable to USS, than the terms set forth in the Offer (including the draft purchase and sale agreement attached thereto). For purposes of this Section 2.3, “Fair Market Value” means the purchase price that would be negotiated in an arm’s length, free market transaction between an informed and willing seller and buyer under no pressure or compulsion to sell or buy, as applicable. If USS and Transtar cannot agree on the Fair Market Value of the Subject Real Property and the Exclusive Negotiation Period expires in accordance with clause (w) in the definition thereof, on the first business day after expiration of the Exclusive Negotiation Period, USS and Transtar shall (a) each submit to the other a good faith determination of the Fair Market Value of the Subject Real Property, which, in the case of Transtar, shall not be less than the Fair Market Value proposed in the Offer Notice (each, a “Disputed Fair Market Value”), and (b) submit the Disputed Fair Market Values of both Parties to the respective Chief Executive Officers (or equivalent executives) of USS and Transtar for discussion and resolution. The Chief Executive Officers (or equivalent executives) of each of USS and Transtar will meet by telephone or videoconference within ten (10) business days of submission of the Disputed Fair Market Value to attempt in good faith to resolve the dispute. If no resolution is reached between the Chief Executive Officers (or equivalent executives) within such ten (10) business day period, Transtar may, no later than five (5) business days after the expiration of such ten (10) business day period, submit the dispute to an independent, nationally recognized real estate appraisal firm to be mutually agreed upon between USS and Transtar. If USS and Transtar are unable to mutually agree on such real estate appraisal firm, then each of USS and Transtar shall select an independent, nationally recognized real estate appraisal firm and those two real estate appraisal firms shall jointly select another independent, nationally recognized real estate appraisal firm (such firm or firms, as applicable, the “Appraiser”). All fees and expenses associated with the engagement of the Appraiser(s) hereunder, including legal counsel and any other third party advisors engaged by the Appraiser(s), if applicable, shall be borne equally by Transtar and USS. Within ten (10) business days of the Appraiser’s engagement, each of USS and Transtar shall submit to the Appraiser and to the other Party (y) such Party’s determination of the Fair Market Value of the Subject Real Property, which shall be no less than such Party’s Disputed Fair Market Value and (z) a statement of such Party’s position supporting its proposed Fair Market Value of the Subject Real Property. Within twenty-five (25) business days of the Appraiser’s receipt of USS and Transtar’s submissions, the Appraiser shall deliver to USS and Transtar a determination of the Fair Market Value of the Subject Real Property.
2.3.5 Upon determination of the Fair Market Value, the Parties shall negotiate in good faith to agree the other terms and conditions set forth in the draft purchase and sale agreement submitted with Transtar’s Offer, in each case in accordance with Section 2.3.4. If the Parties are unable to reach agreement on such other terms and conditions of the purchase and sale agreement within fifteen (15) business days after the Fair Market Value of the Subject Real Property has been determined, the dispute resolution provisions of Section 10 shall apply. If the Fair Market Value of the Subject Real Property or other terms and conditions of the purchase and sale agreement, in each case determined in the manner provided for in Sections 2.3.4 and 2.3.5 of this Agreement, are not acceptable to Transtar, then Transtar may notify USS pursuant to Section 2.3.1 that Transtar is terminating discussions with respect to its Offer, in which case Transtar’s right to purchase the Subject Real Property pursuant to this Section 2.3 shall no longer apply. If the Fair Market Value of the Subject Real Property or other terms and conditions of the purchase and sale agreement, in each case determined in the manner provided for in Sections 2.3.4 and 2.3.5 of this Agreement, are not acceptable to USS, then USS may terminate discussions with respect to Transtar’s Offer, in which case Transtar’s right to purchase the Subject Real Property pursuant to this Section 2.3 shall no longer apply; provided, however, that USS shall, from and after the date of such termination, pay to Transtar an annual fee of $10,000,000 for each Subject Facility at which USS materially ceases production (the “Standby Fee”) for each year remaining in the Term; provided, however, that the Standby Fee shall be reduced annually by all amounts payable by USS to Transtar for all railcar related payments and all non-railcar related service payments hereunder. If railcar volumes subsequently increase to an average of 401 or more railcars per month at the Gary Plant or 501 or more railcars per month at the Mon Valley Plant, in each case during any continuous period of six (6) consecutive months (the “Standby Fee Suspension Period”), then

USS’s obligation to pay the Standby Fee to Transtar shall be suspended; provided, that if railcar volumes are thereafter reduced to an average of less than 400 or fewer railcars at the Gary Plant or 500 or fewer railcars at the Mon Valley Plant (as applicable), in each case during any continuous period of three (3) months following the Standby Fee Suspension Period, USS shall thereafter be required to pay the applicable Standby Fee to Transtar for each year remaining in the Term. Notwithstanding anything to the contrary contained herein, the Standby Fee for each Subject Facility shall not exceed $40,000,000 in the aggregate.
2.3.6Notwithstanding anything to the contrary contained in this Agreement, this Section 2.3 may only be exercised by Transtar and shall not be permitted to be assigned independent of this Agreement in any respect without the express written consent of USS, which shall be in its sole and absolute discretion. Any attempted transfer, assignment or exercise by a party other than Transtar shall be void ab initio and shall automatically terminate this Section 2.3.
2.3.7This Section 2.3 may not be exercised by Transtar in the event that Transtar is in breach of this Agreement in any respect and the determination to materially cease production in Section 2.3.1 shall take into consideration the effects of any breach or breaches of this Agreement by Transtar during any measurement period and the impact of such breach on monthly railcar volumes.
3.SERVICES AND CERTAIN STANDARDS. This Section 3 sets forth the Services to be provided hereunder, certain pricing matters and certain service level standards. The provisions of this Section 3 shall be deemed to incorporate by reference the correspondingly numbered Exhibits attached hereto. The Parties acknowledge that each of the USS Plants has separate and unique pricing and service levels and that the Transtar Parties will provide such pricing and service consistent with this Agreement and the Exhibits. The Transtar Parties shall have the exclusive right to provide the Services described in Sections 3.1, 3.2, 3.3 and 3.7 at the USS Plants identified as receiving such Services in the corresponding Exhibits, it being understood that any Supplemental Services identified by the Parties pursuant to Section 3.9 will be subject to such exclusivity.
3.1Railcar Maintenance and Repair Services. The Transtar Parties shall provide railcar maintenance and repair Services on railcars used in the service of the USS Plants, including on the Premises (as defined in Section 3.11) of such USS Plants to the extent necessary. The foregoing maintenance and repair Services shall be provided in accordance with applicable requirements of the Federal Railroad Administration (“FRA”), other applicable laws, and the Association of American Railroads (“AAR”), in each case in effect on the date on which the Services are provided. USS shall pay to the applicable Railroad for such Services initial rates per man hour for labor set forth on Exhibit 3.3 (which are incorporated by reference on

Exhibit 3.1), which rates shall be adjusted annually in accordance with the provisions of Section 3.5, together with the cost of materials.
3.2Locomotive Maintenance, Inspection & Repair Services. The Transtar Parties shall provide locomotive maintenance, inspection and repair Services on railroad locomotives used in the service of the USS Plants consistent with this Section 3.2 and as otherwise set forth on Exhibit 3.2, which is incorporated herein by reference. The foregoing Services shall be performed in accordance with applicable requirements of the FRA. The Transtar Parties will not charge USS for intra-Railroad transportation of railcars and locomotives used in the service of any USS Plant in connection with any maintenance, inspection or repair activities.
3.3Maintenance-of-Way Services.
3.3.1The Transtar Parties shall provide maintenance-of-way Services, including emergency repair services and track cleaning, on railroad facilities owned by USS within and around the USS Plants as more fully set forth in Exhibit 3.3, which is incorporated herein by reference. The foregoing Services shall be provided in accordance with FRA Class I railroad track standards or such other FRA standard or USS standard in effect as of the Closing, in each case as may be requested by USS. USS shall pay the applicable Railroad for Services identified in this Section 3.3 in accordance with the rates set forth on Exhibit 3.3, which rates shall be adjusted annually in accordance with the provisions of Section 3.5.
3.3.2With respect to all maintenance-of-way Services to be provided pursuant to Section 3.3.1 and as otherwise may be performed on the track of any Railroad, the Transtar Parties shall provide USS with advance notice (to as great a degree as is reasonably practicable in the circumstances) of any maintenance or shutdown activities that would reasonably be expected to render track out of service for an amount of time that would impact the Services contemplated hereunder.
3.4Car Management. The Transtar Parties shall provide sufficient reports as may be necessary for USS to manage inbound rail traffic and car management within each USS Plant. In connection with providing the Services, the Transtar Parties shall accord USS first priority and right to utilize the fleet of the applicable Railroad. For five years from the date hereof, the Transtar Parties shall not permit the fleet size of the respective Railroads to be reduced from the levels set forth in Exhibit 3.4 without the prior written consent of USS (it being understood that, as and to the extent that Exhibit 3.4 expressly requires fleet sizes to be maintained for any longer period, the prior written consent of USS will be required to reduce the fleet size of the respective Railroads from such levels during the applicable period set forth in Exhibit 3.4). From and after the fifth anniversary of the date hereof, and subject to the minimum fleet size requirements for certain car types set forth in Exhibit 3.4, the Transtar Parties may, in their discretion, adjust the fleet size of the respective Railroads; provided, that such adjustments shall not impair or interfere with the Transtar Parties’ ability to provide Services to USS in the manner and within the time schedule and subject to the other service levels set forth in this Agreement and the Exhibits hereto. No less than sixty (60) days prior to the end of each calendar year during the Term, USS and Transtar shall consult with one another regarding anticipated rail traffic volumes, and corresponding car requirements, for the following calendar year.
3.5Railway Service Fee Escalation. Effective from and after the Closing, the fees (the “Base Fees”) for the Services described in Sections 3.1, 3.2 and 3.3 shall be as set forth in the correspondingly numbered Exhibit to this Agreement. The Base Fees shall be adjusted upward or downward annually on January 1 by [***]; provided, however, that the Base Fees shall in no case be adjusted to an amount that is lower than the initial Base Fees for such Services that were in effect as of the Closing. Except as otherwise provided in Section 7 of this Agreement, any other increase, decrease, change, modification, addition or deletion to the Base Fees shall be negotiated in good faith by the Parties and upon agreement (which will be reached, if at all, in the Parties’ respective sole discretion) implemented either through tariffs, contracts or other appropriate documentation. [***]. If there is a dispute between the Parties with reference to this Section 3.5, any adjustment determined as a result of the application of the dispute resolution provisions of this Agreement shall apply only from and after the date of the applicable resolution.
3.6Annual Plans and Significant Projects. The Transtar Parties will confer with USS and prepare a proposed service plan annually, to be submitted to USS no later than October 1 for the next calendar year, with respect to USS and Railroad track, locomotives and freight cars. Each proposed plan will project for five years, and will cover the scope, cost and payment schedule for track maintenance, including tie and rail maintenance, turnouts, grade crossings, locomotive maintenance, bridge maintenance and replacement (to the extent that such bridge maintenance and/or replacement are the responsibility of the Transtar Parties pursuant to this Agreement), car maintenance, as well as any other projects USS may desire to maintain plant service levels. The Transtar Parties shall also deliver to USS, by August 31 of each year, a three-year proposal for materially significant projects and an annual capex budget for all Railroads.
3.7Rail & Material Handling Service.
3.7.1    The Transtar Parties shall provide rail and material handling service for the direct or indirect benefit of USS with respect to all rail transportation into and out of the USS Plants (the “Rail & Material Handling Services”), including the following:
(a)inbound trains of raw materials from applicable interchange points to points within the USS Plants or to a yard for later movement to the applicable USS Plant by the applicable Railroad;
(b)outbound train raw material cars made empty at USS Plants from points within the applicable USS Plant to the applicable interchange points, including the accumulation and building of empty car trains at any yards;
(c)single-car shipments between the USS Plants and interchange points;
(d)single-car shipments between the USS Plants and USS customers or vendors located on the applicable Railroad;
(e)non-raw material train shipments between the applicable USS Plant, including the accumulation and building of empty car trains at any yards, and the Railroad interchange points;
(f)raw materials, steel and other materials as may be tendered by USS between local material locations and the USS Plants, including associated empty car movements;
(g)any and all other accessorial services reasonably required.
To the extent an accessorial service was not provided by the Transtar Parties prior to the Closing, the Parties agree to negotiate in good faith a scope of service and rate consistent with the provisions of Section 3.9 and the framework of this Agreement.
3.7.2    All material handling services provided at the USS Plants will be provided under procedures for the protection of the quality of said material approved by USS, acting reasonably. All of the foregoing Rail & Material Handling Services shall be performed by the Transtar Parties in accordance with the Service Commitment standards set forth on Exhibit 3.7 attached hereto and incorporated herein by reference and at the rates provided for in this Agreement.
3.7.3    Unless otherwise modified in the Exhibits, the Transtar Parties shall further provide the following Services to all USS Plants:
(a)The Railroads will provide the reports identified in Exhibit 3.7.
(b)The Railroads will participate daily, or as reasonably required by USS, with representatives of USS in USS’s daily Coordinating Meetings, as described in Exhibit 3.7.

(c)The Railroads will hold cars of non-hazardous, bulk raw materials, as described in Exhibit 3.7.
(d)The Railroads will hold empty railcars for outbound loading. The Railroads will be permitted to put foreign cars on constructive placement only if the car owner(s) charges the applicable Railroad car hire while waiting for loading as described in Exhibit 3.7.
(e)USS and the Transtar Parties will in good faith work cooperatively to maintain existing and or negotiate new car hire agreements with the applicable Railroads’ connecting carriers, as reasonably requested by USS, in each case to the extent related to the provision of the Services.
(f)The Railroads will provide certified weighing services, and associated reports, as may be reasonably requested by USS.
3.8Rail & Material Handling Service Rates and Escalation. In all cases under this Section 3.8, the Base Local Rail & Material Handling Rates and Initial Joint Line Rates, and in each case all adjustments thereto, will be determined separately for each Railroad and applicable USS Plant.
3.8.1Initial Rates. The initial local rates and all related accessorial rates and charges to be paid by USS for local Rail & Material Handling Service shall be as provided in existing applicable tariffs, rail transportation contracts, exempt quotations and other agreements between USS and each Railroad set forth in Schedule 3.8.1 to this Agreement (collectively, the “Base Local Rail & Material Handling Rates”). The Base Local Rail & Material Handling Rates in effect at the time of the Closing shall remain in effect with respect to the applicable Railroad(s) and USS Plant(s) until January 1 following the date of Closing unless modified by agreement of both Transtar and USS. The rates to be charged to USS by connecting line-haul carriers for transportation to/from the point of interchange with the Transtar Parties will be the subject of separate transportation contracts, tariffs or quotes with those carriers. The Base Local Rail & Material Handling Rates charged by the Transtar Parties will be adjusted annually in accordance with Section 3.8.2 of this Agreement. To the extent the Parties agree that there is not a currently effective Base Local Rail & Material Handling Rate corresponding to a Rail & Material Handling Service to be provided under Section 3.7, the Parties agree to negotiate in good faith a rate for such service consistent with the provisions and the framework of this Agreement and any prior agreement in effect at the time of the Transaction.
3.8.2Adjustment to Base Local Rail & Material Handling Rate. The initial Base Local Rail & Material Handling Rates and associated terms and conditions shall remain in effect until January 1 following the date of Closing. The Base Local Rail & Material Handling Rates shall thereafter be adjusted upward or downward annually on January 1 by [***]; provided, however, that the Base Local Rail & Material Handling Rate for a Service shall in no case be adjusted to an amount that is lower than the initial Base Local Rail & Material Handling Rate for such Service that was in effect as of the Closing. [***]. If there is a dispute between the Parties with reference to this Section 3.8.2, any adjustment determined as a result of the application of the dispute resolution provisions of this Agreement shall apply only from and after the date of the applicable resolution.
3.8.3Adjustment to Initial Joint Line Rate Division. The Railroads’ initial share (“Division”) of the Joint-Line Rate for Rail & Material Handling Service provided in conjunction with one or more connecting line-haul carriers shall be the Railroads’ Division (and associated terms and conditions) in effect in contracts, tariffs and other agreements among the Railroad, USS and any connecting line-haul carrier as of the Closing as set forth in Schedule 3.8.3 to this Agreement. Unless USS consents in writing, no Railroad shall adjust its Division of any Joint Line Rate until January 1 following Closing. The Railroads’ Division of each Joint Line Rate shall thereafter be adjusted upward or downward annually on January 1 by [***]; provided, however, that the Railroads’ Division shall in no case be adjusted to an amount that is lower than the Division of the applicable Joint Line Rate that was in effect as of the Closing. [***]. USS shall have the right to audit the Transtar Parties’ records one time per calendar year to ensure compliance with this provision; provided, however, that such audit shall be conducted by an independent auditor. The Transtar Parties hereby consent to USS requesting information from connecting line-haul carriers, and for connecting line-haul carriers to provide USS with information, on whether the applicable Railroad’s Divisions are in compliance with this Agreement and whether each Railroad has priced its Divisions on a new movement in accordance with this Agreement. Upon USS’s request, the Transtar Parties shall confirm such consent in writing to the connecting line-haul carriers and shall use their respective reasonable best efforts to obtain the compliance of all connecting line-haul carriers with such requests.
3.8.4Minimum Annual Volume Requirement. In consideration for the Transaction and the obligations undertaken by the Transtar Parties pursuant to this Agreement, during the Term of this Agreement, (a) USS shall tender to the applicable Railroad (or specify a joint-line route with connecting carriers that includes the applicable Railroad for) 100% of Rail Shipments to and from each USS Plant, and (b) USS shall not take any action to circumvent the movement of Rail Shipments to or from any USS Plant via joint-line routes that include the applicable Railroad, including by use of alternate routing via any other rail carrier, transloading, construction (by USS or a rail carrier) of a spur or additional trackage, or by any other means. For purposes of this Section 3.8.4, “Rail Shipments” means (x) all shipments moving to or from the USS Plants by rail only, and (y) all multimodal shipments moving to or from the USS Plants by a combination of rail and other modes of transportation for which 50% or more of the total mileage between the USS Plant and the origin or destination (as applicable)

occurs by rail; provided that this subsection (y) shall not apply to multimodal shipments moving to the USS Plants if USS does not solely control the selection of transportation mode(s) for such shipments. Without limiting in any way the applicability of the MAVR, the Parties acknowledge and agree that this Agreement shall not be construed to require USS to effect any transit of goods by Rail Shipment. From and after the Closing until the fifth anniversary of the Closing, the total Base Local Rail & Material Handling Rates and the total Railroads’ Division of Joint Line Rates payable by USS in each year shall be the greater of (i) the aggregate amount paid hereunder by USS (or at the direction of USS) to the Transtar Parties for the Services set forth in Section 3.7 and (ii) the following amounts (the “Minimum Annual Volume Requirement” or “MAVR”):
Between Closing and 1st Anniversary            $ 85,800,000
Between 1st Anniversary and 2nd Anniversary        $ 92,300,000
Between 2nd Anniversary and 3rd Anniversary        $ 94,500,000
Between 3rd Anniversary and 4th Anniversary        $103,500,000
Between 4th Anniversary and 5th Anniversary        $106,500,000.
3.9Additional Services. In the event that USS requests additional services beyond those required by the terms of this Agreement (“Additional Services”), the Transtar Parties shall use reasonable efforts to accommodate requests for such Additional Services. In the event that Additional Services are agreed upon by the Parties, Transtar and the applicable Railroad, on the one hand, and USS, on the other hand, shall negotiate in good faith to establish a price or rate for such Additional Services, which prices or rates shall be consistent with the provisions and overall framework of this Agreement. If it is determined that the Parties inadvertently failed to include in the Exhibits to Section 3 (a) any Services that were being provided by the Transtar Parties at a USS Plant or (b) the service level at which any Services were being provided by the Transtar Parties at a USS Plant, in each case as of the date of the MIPA (“Supplemental Services” and “Supplemental Service Levels”, as applicable), the Parties shall cooperate reasonably and in good faith in amending the relevant Exhibit(s) to include such Supplemental Services and Supplemental Service Levels. The rates, Divisions and service standards applicable to such Supplemental Services shall be the rates, Divisions and service standards that governed the provision of such Services as of the date of the MIPA (subject to any applicable adjustment pursuant to Section 3.5 or Section 3.8.3 of this Agreement). The rates applicable to all Additional Services and Supplemental Services shall be adjusted in accordance with the provisions of Section 3.5 or 3.8.3 (as applicable).
3.10Materials; Supplies. The Transtar Parties shall maintain at all times supplies and materials, including fuel, in sufficient quantities to perform in a timely manner all Services to be performed hereunder. All materials used by the Railroads shall meet all applicable FRA standards and shall comply with all other applicable laws. Should USS provide any materials to be used by the Railroads in the performance of their respective Services hereunder, such Railroads shall inspect such materials in a prompt manner and timeframe, and such materials will be deemed accepted by such Railroads unless such Railroads promptly notify USS of any defective materials that are rejected; provided, however, that no Transtar Party shall have any liability for any latent defect in materials provided by USS that would not reasonably be expected to be discovered by a routine inspection (or other inspection customarily conducted for the applicable material or activity).
3.11Safety. The safety of the persons employed by the Transtar Parties, their affiliates and representatives, and each of their respective contractors, subcontractors, licensees, invitees, employees, agents and other servants (collectively, as to any applicable party, its “Representatives”) on the premises of the USS Plants and other USS property (collectively, the “Premises”) shall be the responsibility of the Transtar Parties, except to the extent that bodily injuries to, or death of, such persons is caused by the negligence or willful misconduct of USS or its Representatives. The Transtar Parties shall at all times maintain good supervision over and order among its Representatives and shall not employ for the Services any unfit person or anyone not skilled in the work assigned to him or her.
3.11.1With respect to all Services, the Transtar Parties shall at all times take such measures and precautions as are reasonably necessary to prevent injuries to or the death of any of its Representatives on those portions of such Premises where the Services are to be performed (hereinafter, the “Work Sites”) other than roads and USS-owned track leading to and from such Work Sites, for which USS shall be responsible. Such measures and precautions shall include reasonable safeguards and warnings necessary to protect Representatives of the Transtar Parties against any conditions at the Work Sites that could be dangerous and prevent accidents of any kind whenever Services are being performed in proximity to any moving or operating machinery, equipment or facilities, whether such machinery, equipment or facilities are the property of or are being operated by or for the Transtar Parties, USS, any of their respective Representatives, or other persons.
3.11.2The Transtar Parties shall confine all equipment and their respective Representatives to the Work Sites and any other areas that USS may authorize the applicable Railroad to use (including roads and track leading to and from such Work Sites).
3.11.3The Transtar Parties shall fully, faithfully and expeditiously discharge their responsibilities pertaining to maintenance of a safe job site, including but not limited to, maintaining order among their Representatives and keeping their assigned Work Sites (other than roads and USS-owned track leading to and from such Work Sites, for which USS shall be responsible) in a clean and orderly condition in compliance with USS’s good housekeeping guidelines and laws, rules or regulations applicable thereto. In the event that the Transtar Parties, in USS’s reasonable judgment, fail to comply with their obligations hereunder relative to the proper maintenance of the Work Sites, and the Transtar Parties fail to cure such non-compliance promptly after written notice from USS (it being understood that, in emergency situations as determined in USS’s reasonable judgment, no notice or opportunity to cure shall be required), USS may direct corrective action either by the applicable Railroad or others, in any case at the Transtar Parties’ sole cost and expense.
3.11.4The Transtar Parties shall, and shall cause their Representatives to, adhere to all plant specific safety requirements, including those referenced in USS’s then current Safety Specification S-001 and the USS Plants’ in-plant safety standards, as the same may be amended and updated from time to time, in each case, to the extent provided to the Transtar Parties. All Representatives of the Transtar Parties shall comply with all plant specific safety exhibits listed in such Safety Specification S-001, the USS Plants’ in-plant safety standards, plant visitor rules and other applicable safety and security requirements of USS, in each case, to the extent provided to the Transtar Parties. Additional copies of Safety Specification S-001, the USS Plants’ in-plant safety standards, visitor rules and security requirements are available from the USS Plants’ respective safety departments.
3.11.5The Transtar Parties, in connection with performance of the Services, agree to be bound by and comply (and cause their respective Representatives to comply) fully with all USS safety requirements as are effective and made applicable by USS, acting reasonably, to the Transtar Parties’ performance of Services on USS’s Premises, including but not limited to all the safety requirements set forth in this Section 3.11 (hereinafter collectively called “Safety Requirements”), in each case, to the extent provided to the Transtar Parties. THE TRANSTAR PARTIES UNDERSTAND THAT ANY USS SAFETY REQUIREMENTS ARE NOT INTENDED TO (AND DO NOT) PROVIDE LEGAL OR OTHER PROFESSIONAL ADVICE OR ASSURANCES, AND ARE NOT INTENDED TO (AND SHOULD NOT) BE A SUBSTITUTE FOR THE INDEPENDENT SAFETY ANALYSIS AND JUDGMENT OF THE TRANSTAR PARTIES. USS MAKES NO REPRESENTATIONS OR WARRANTIES THAT SUCH SAFETY REQUIREMENTS AND THE INFORMATION CONTAINED THEREIN SATISFY REQUIREMENTS OF FEDERAL, STATE OR LOCAL LAWS. THE TRANSTAR PARTIES AGREE THAT THEY SHALL CONSULT WITH AND RELY SOLELY UPON THEIR OWN LEGAL COUNSEL OR OTHER QUALIFIED PERSONS WITH RESPECT TO SATISFYING REQUIREMENTS OF ANY APPLICABLE LAWS. THE TRANSTAR PARTIES ACKNOWLEDGE AND AGREE THAT (A) THEY ARE NOT RELYING ON ANY CLAIM OR REPRESENTATION OF USS RELATIVE TO ANY SAID SAFETY REQUIREMENTS, (B) USS EXPRESSLY DISCLAIMS ANY CLAIM OR REPRESENTATION THAT THE USS SAFETY REQUIREMENTS AND THE INFORMATION CONTAINED IN ANY OF SAID SAFETY REQUIREMENTS WILL PRODUCE ANY PARTICULAR RESULTS, AND (C) USS SHALL NOT BE

RESPONSIBLE FOR ANY ERRORS OR OMISSIONS IN THE CONTENT, DESIGN, IMPLEMENTATION AND/OR ENFORCEMENT OF ANY SAID SAFETY REQUIREMENTS.
3.11.6The Transtar Parties, for themselves, their successors and assigns, agree to indemnify and hold harmless (and for third-party claims, to defend) USS and its directors, agents, servants and employees (collectively, the “USS Indemnitees”) from and against any and all claims, demands, damages, actions or causes of action at law or in equity, together with any and all losses, costs and expenses, and reasonable attorneys’ fees in connection therewith or related thereto (collectively, “Loss and Damage”), asserted by any person or persons, including the Transtar Parties or any of their respective Representatives, for disease, bodily injuries, death or property damage, arising or in any manner growing out of any action taken by the Transtar Parties or any of its and their respective Representatives, in each case in connection with (a) the performance of the Services and (b) any breach of this Agreement, in each case except to the extent that such Loss and Damage is caused by the negligence or willful misconduct of, or any breach of this Agreement by, USS, its affiliates or any of its and their respective Representatives; provided, however, that the indemnification obligation of the Transtar Parties under this Section 3.11.6 shall not apply to any Loss and Damage arising in connection with the transportation or handling of any TIH/PIH commodity at the request of USS unless such Loss and Damage is caused by the negligence or willful misconduct of the Transtar Parties or their respective Representatives; and provided further, that upon the sale of any Transtar Railroad in accordance with Section 12 of this Agreement, the remaining Transtar Parties shall not be obligated to indemnify the USS Indemnitees from and against Loss and Damage growing out of an action or failure to act by such Railroad arising after the date of such sale.
USS, for itself, its successors and assigns, agrees to indemnify and hold harmless (and for third-party claims, to defend) the Transtar Parties, their contractors and subcontractors, and their respective directors, agents, servants and employees (collectively, the “Transtar Indemnitees”) from and against any and all Loss and Damage asserted by any person or persons, including USS, its affiliates or any of its and their Representatives, for disease, bodily injuries, death or property damage, to the extent that such Loss and Damage (i) is caused by the negligence or willful misconduct of, or any breach of this Agreement by, USS, its affiliates or any of its and their Representatives or (ii) arises in connection with the transportation or handling of any TIH/PIH commodity at the request of USS (unless such Loss and Damage is caused by the negligence or willful misconduct of the Transtar Parties or any of their respective Representatives).
This Section 3.11.6 shall survive indefinitely the expiration or termination of this Agreement.

4.LIQUIDATED DAMAGES.
4.1USS and the Transtar Parties acknowledge that, in light of the unpredictable nature and extent of the damage that may be sustained by USS as a result of any failure by the Transtar Parties to perform or comply with the matters set forth on Exhibit 3.7, the actual damages which will be sustained in the event of a failure of the Transtar Parties to meet such obligations are uncertain and difficult to ascertain. Accordingly, USS and the Transtar Parties have agreed to the schedule of liquidated damages set forth in Exhibit 4.1. The liquidated damages contemplated by this Section 4.1 shall, if USS elects to receive such liquidated damages and in fact obtains payment thereof, be USS’s sole remedy for the Transtar Parties’ failure to perform or comply with the applicable requirement of Exhibit 3.7 in respect of the instance for which liquidated damages were so elected and received.
4.2For all purposes under this Agreement, (a) a “willful” act shall mean an act or a failure to act that is voluntary and intentional or that is done with a careless disregard of the consequences to USS or the Transtar Parties (as applicable) and (b) “persistent” shall mean to act (or failure to act) in a manner repeatedly, to continue (or continue to fail) resolutely or stubbornly in spite of opposition or warning, or to continue (or continue to fail) for a period of time that is material to the operations of any USS Plant or any Railroad (as applicable).
5.MAINTENANCE OF TRANSPORTATION ASSETS. The Transtar Parties shall maintain in good and serviceable condition, and replace as necessary, those of their respective transportation assets used to provide Services to USS pursuant to this Agreement, including rights of way and structures, locomotives, rail cars, track scales, repair facilities and signaling systems. For five years after the date hereof, the Transtar Parties shall not take any action to abandon or discontinue any Service or remove or replace any transportation assets that are used to provide the Services to USS under this Agreement or are necessary for the efficient provision of Services to USS (unless such removed assets are replaced with assets of equal or better utility), without the prior written consent of USS. After the fifth anniversary of the date hereof, the Transtar Parties may, in their discretion, remove or replace any transportation assets; provided, that such removal (a) shall not impair or interfere with the Transtar Parties’ ability to provide Services to USS in the manner and within the time schedule and subject to the other service levels set forth in this Agreement and the Exhibits hereto, and (b) complies with all applicable laws and regulations of the STB. Any dispute between the Parties concerning maintenance of the Transtar Parties’ transportation assets shall be subject to the dispute resolution provisions hereof.
6.MAINTENANCE OF INTERCHANGES AND COMPETITIVE ACCESS. The Transtar Parties agree to use commercially reasonable efforts to maintain USS’s access to the competitive joint-line rail routes in which a Railroad participates as of the Closing in relation to each applicable USS Plant. Without limiting the generality of the foregoing, during the term of this Agreement, the Transtar Parties shall not, without USS’s written consent, terminate any interchange point with a connecting carrier shown in The Official Railway Equipment Register dated July 2021. The Transtar Parties shall keep such interchanges open in a manner that preserves their capability to efficiently interchange railcars or unit trains with connecting carriers at service levels consistent with capabilities in place on the effective date of this Agreement and at the rates and Divisions set forth in this Agreement or as otherwise agreed to by the Parties. If a connecting line-haul carrier takes any action to close or terminate an interchange point with a Railroad, the applicable Railroad shall (a) use commercially reasonable efforts to negotiate with such connecting carrier an agreement to maintain such interchange points or to establish alternate interchange points that do not impair or interfere with the efficiency, quality, or pricing of the Services provided by the Transtar Parties to USS and (b)[***]; provided, however, that the unilateral cancellation or termination of an interchange or joint line route in existence as of the Closing by a connecting line-haul carrier, or the refusal by such connecting line-haul carrier to establish an alternate interchange with a Railroad, shall in no event be deemed a breach of this Agreement by the Transtar Parties. Any dispute between USS and the Transtar Parties concerning maintenance of interchanges shall be subject to the dispute resolution provisions hereof. To the extent it is determined, pursuant to the dispute resolution provisions hereof, that the Transtar Parties have breached this Section 6, the Transtar Parties agree that they will take necessary action to restore or cause to be restored any interchange or competitive access point that is the subject of such breach.
7.FUTURE LAWS
7.1Transtar shall at all times comply with any new laws or regulations applicable to its railroad operations, or amendments thereto, or any change to existing laws or regulations applicable to its railroad operations, or subsequent amendments thereto, including, but not limited to, obligations that provide additional transportation options or competitive access to USS (collectively, “Future Laws”), in each case which become effective during the Term.
7.2If (a) Transtar’s compliance with Future Laws results in a material increase in the “Net Rail Operating Costs” of providing Services pursuant to this Agreement, and (b) such increase is not captured directly or indirectly in the [***] used to adjust the Base Fees, Base Local Rate & Material Handling Rates and/or Divisions of joint line rates pursuant to Section 3.5 and Section 3.8 (as applicable) or otherwise captured through imposition of a surcharge tariff or similar assessment that is paid by USS in addition to payment of Transtar’s Division in accordance with Section 3.8.3 (such increase an “Unindexed Regulatory Cost Increase”), and (c) USS elects to renew this Agreement beyond the Initial Term or then-current Renewal Term (as applicable) pursuant to Section 2.1, then, six (6) months prior to the expiration of the Initial Term or current Renewal Term (as applicable), the Parties shall in good faith negotiate increases to the applicable Base Fees, Base Local Rate & Material Handling Rates and/or Divisions of

joint line rates as may be necessary to compensate the Transtar Parties for such Unindexed Regulatory Cost Increase in a manner and to the extent commercially reasonable to the Parties. Such negotiated increases shall be implemented as of the first day of the applicable Renewal Term. For purposes of this Section 7.2, “Net Rail Operating Costs” means any increase in operating costs required to comply with Future Laws, minus any reduction in operating costs resulting from compliance with (or otherwise from changes in) Future Laws; provided that, in calculating Net Rail Operating Costs, general and administrative costs shall not be counted, and provided further that eligible costs incurred by Transtar in anticipation of enactment of a Future Law shall not be counted unless a Future Law requiring Transtar to incur such costs is enacted within one (1) year of the date upon which Transtar actually incurs such costs.
7.3To the extent that any Unindexed Regulatory Cost Increase implemented pursuant to Section 7.2 arises from capital expenditures made by any Transtar Party in order to comply with Future Laws, such capital expenditures shall be deemed to amortize over the useful life of the applicable asset beginning in the year such capital expense is actually incurred (whether or not actually so amortized by the Transtar Parties), such that the rate increase in respect thereof shall terminate at the conclusion of such amortization period. In no event shall a rate increase attributable to capital expenditures incurred by Transtar to comply with Future Laws exceed the amount of such capital expenditure as so amortized.
7.4In the event that all or a portion of an Unindexed Regulatory Cost Increase that results in an increase to the applicable Base Fees, Base Local Rate & Material Handling Rates and/or Divisions is subsequently captured directly or indirectly in a revision to the [***] or is otherwise captured through imposition of a surcharge tariff or similar assessment that is paid by USS in addition to payment of Transtar’s Division in accordance with Section 3.8.3, then the applicable Base Fees, Base Local Rate & Material Handling Rates and/or Divisions (as applicable) shall be reduced, as of the calendar quarter in which [***] all or a portion of such Unindexed Regulatory Cost Increase or in which such surcharge tariff or similar assessment comes into effect, by the amount of such increase that is attributable to the portion of such Unindexed Regulatory Cost Increase that is subsequently [***].
7.5In connection with the good faith negotiations and other provisions of this Section 7, the Transtar Parties shall provide USS with such books and records as USS may reasonably request.
8.AUDIT AND INSPECTION; ENVIRONMENTAL COMPLIANCE; INDEMNITY; INSURANCE.
8.1The Transtar Parties shall maintain, in accurate and complete order, all books and records (whether in printed, electronic or other format) associated with the Services performed and charges invoiced to and paid by USS pursuant to this

Agreement. All books and records of the Transtar Parties relating to this Agreement shall be open to inspection and audit by representatives of USS (at USS’s cost and expense) during reasonable business hours and upon reasonable notice not more than once per year during the Term and for a period of 3 years thereafter.
8.2The Transtar Parties shall comply with the provisions of Exhibit 8.2 in respect of environmental matters.
8.3Certain procedures for seeking indemnification under this Agreement are set forth on Exhibit 8.3.
8.4The Transtar Parties shall maintain at all times insurance having the coverages and in the amounts specified in Exhibit 8.4.
9.SEVERABILITY. It is the desire of the Parties hereto that this Agreement be enforced to the fullest extent permissible under the laws and public policies to be applied thereto. Accordingly, if any provision of this Agreement shall be adjudicated to be void, invalid or unenforceable, this Agreement shall be deemed to be amended to modify such provision of the agreement to reflect as closely as possible the intent of the parties as evidenced by the language of this Agreement, or if such modification is not possible, to delete such provision herefrom, and this Agreement shall be interpreted only as broadly as is enforceable.
10.DISPUTE RESOLUTION.
10.1General Provisions. The Parties shall use their respective commercially reasonable efforts to settle amicably any and all disputes, controversies or claims (whether sounding in contract, tort, common law, statutory law, equity or otherwise) arising out of or relating to this Agreement, including any question regarding its existence or scope, the meaning of its provisions, the rates and fees provided for herein, or the proper performance of any of its terms by any Party, or its breach, termination or invalidity (each such dispute, controversy or claim, a “Dispute”). Except as otherwise expressly provided herein, any Dispute shall be resolved in accordance with the procedures set forth in this Section 10. For purposes of this Section 10, the term “Party” shall refer to either USS, on the one hand, or the Transtar Parties collectively, on the other hand.
10.2Resolution by Senior Executives. If a Dispute cannot be resolved at an operational level, a Party may give written notice to the other Party, requesting that senior management or senior representatives of each Party attempt to resolve the Dispute. Within five (5) business days after such a request, the other Party shall provide a written response. The notice and the response shall designate such Party’s senior executive and provide a statement of the Party’s position and a summary of reasons supporting that position. The designated senior executives or representatives shall meet in person at a mutually acceptable place, or by telephone, within five (5)

business days after receiving the response to seek a resolution. If no resolution is reached by the expiration of thirty (30) calendar days from the date of the notice of Dispute, either Party may submit the Dispute to resolution as further provided herein.
10.3Arbitration.
10.3.1If the Parties are unable to reach a resolution pursuant to Section 10.2, the Parties may submit the Dispute for resolution by binding arbitration under the administration of the American Arbitration Association (the “AAA”) in accordance with its Rules for Arbitration in effect at the time of the arbitration, subject to such modifications set forth in this Agreement.
10.3.2In any Dispute, the arbitral tribunal shall be composed of three arbitrators, selected as follows: (a) each Party shall designate one arbitrator within twenty (20) calendar days after the request for arbitration is filed; (b) the first two arbitrators shall select the third arbitrator (who shall be a person who possesses significant experience with operating and commercial matters in the railroad industry) within thirty (30) calendar days after the last of the first two arbitrators has been nominated, which third arbitrator shall not be affiliated with either Party; and (c) in the event that the initial two arbitrators fail to agree to a third arbitrator, the third arbitrator shall be chosen by the AAA (who shall be a person who possesses significant experience with operating and commercial matters in the railroad industry). The arbitration proceedings shall be conducted in the English language. The arbitration shall be conducted in Pittsburgh, Pennsylvania, which shall be the seat of the arbitration. Each Party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other Party. Either Party can request a written transcript of the proceedings at that Party’s cost. The arbitral tribunal shall determine the Dispute consistent with the substantive law described in Section 14, and shall apply this Agreement according to its terms.
10.3.3The Parties agree that any Dispute resolved pursuant to this Section 10 is commercial in nature. The Parties agree to be bound by any award or order resulting from arbitration conducted hereunder, notwithstanding any country’s laws or treaties with the United States to the contrary. The Parties agree that in the context of an attempt by either Party to enforce an arbitral award or order, any defenses relating to any other Parties’ capacity or the validity of this Agreement or any related agreement under any law are waived. Any judgment on an award or order resulting from an arbitration conducted under this Section 10 may be entered and enforced in any court, in any country, having jurisdiction over either Party or their assets.
10.3.4Each Party shall bear its own fees and expenses, including fees and expenses of its appointed arbitrator, financial and legal advisors and other outside consultants, in connection with any arbitration conducted under this Section 10.

10.4Admissibility into Evidence. All offers of compromise or settlement between the Parties or their Representatives in connection with the attempted resolution of any Dispute (a) shall be deemed to have been delivered in furtherance of a Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.
10.5Proceedings Confidential. Except to the extent necessary to enforce any arbitral award, to enforce other rights of the Parties, or as required by applicable law or the applicable rules of any stock exchange, each Party shall ensure that it and its affiliates, and all of their respective representatives and expert witnesses, shall maintain as confidential the existence of the arbitration proceedings, the arbitral award, all filings and submissions exchanged or produced during the arbitration proceedings and briefs, memoranda, witness statements or other documents prepared in connection with such arbitration; provided, however, that a Party may disclose such information to its affiliates and all of its and its affiliates’ respective directors, officers, managers, employees, professional advisors and expert witnesses; provided further that the Transtar Parties may also disclose such information to FIG LLC and its affiliates and all of its and their respective directors, officers, managers, employees, professional advisors and expert witnesses. Each Party shall, prior to disclosing such information to any person permitted by this Section 10.5, inform such person of the confidential nature of the existence of any such arbitration proceedings, arbitral award, filings and submissions, briefs, memoranda, witness statements and other documents and will direct such person to treat the foregoing as confidential in accordance with the terms of this Agreement and each Party will be responsible for the compliance by its affiliates and all of its and its affiliates’ respective directors, officers, managers, employees, professional advisors and expert witnesses with this Section 10.5. This Section 10.5 shall survive the termination of the arbitral proceedings.
10.6Privilege. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each Party from disclosure or use in evidence, as recognized by applicable laws governing each Party’s relationship with its counsel, including in-house counsel, shall apply to and be binding in any arbitration proceeding under this Section 10.
11.CONFIDENTIALITY. Except to the extent that disclosure of information contained in this Agreement is required by law, governing regulatory authority, judicial, arbitral or administrative process, or the rules and regulations of any applicable stock exchange, the contents of this Agreement shall remain confidential and shall not be disclosed or released by any Party without the prior written consent of each of the other Parties; provided, however, that a Party may disclose such information without the consent of the other Party to its affiliates and all of its and its affiliates’ respective directors, officers, managers, employees, and professional advisors; provided further that the Transtar Parties may also disclose such information without the consent of USS to FIG LLC and its affiliates and all of its and their respective directors, officers, managers, employees, and professional advisors. In the event of a request for disclosure required by law, governing regulatory authority, or judicial, arbitral or administrative process, the disclosing Party shall give at least five (5) days’ written notice to the other Parties prior to making such disclosure, to give such other Parties an opportunity to object or take further legal action to protect the confidentiality of this Agreement. Except as otherwise provided herein, all Parties shall use all reasonable efforts to keep the contents of this Agreement confidential. Notwithstanding anything to the contrary herein, the Transtar Parties agree that, in the event a Transtar Party or any of their respective directors, officers, managers, employees, contractors, consultants, agents and professional advisors record any film, video or other recorded media on USS’s property in connection with this Agreement, the Transtar Parties agree that they shall not disclose any portion of such recorded media to third parties to the extent it depicts USS’s facilities, assets and operations, except (a) upon the prior consent of USS, (b) as required by law, governing regulatory authority, judicial, arbitral or administrative process, or rules and regulations of any applicable stock exchange, provided that such party shall (to the extent permitted by applicable law) provide USS with prompt notice of any such requirement to enable USS to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such recorded media so required to be disclosed by law, governing regulatory authority, judicial, arbitral or administrative process, or rules and regulations of any applicable stock exchange or (c) to FIG LLC and its affiliates and all of its and the Transtar Parties’ respective directors, officers, managers, employees, consultants, auditors, insurers and professional advisors.
12.ASSIGNMENT; CHANGE IN CONTROL.
12.1For purposes of this Section 12, “Change in Control” means (a) with respect to any Transtar Party (which, for purposes of this Section 12, shall include all successors and assigns of the businesses, rights and assets of any Transtar Party): in one or in a series of related transactions, (i) the sale or lease of all or a majority of all the assets of any Transtar Party, (ii) any direct or indirect change in the ownership of more than 50% of the capital stock or other voting securities of a Transtar Party (including by way of any direct or indirect merger, consolidation or acquisition of a Transtar Party or any affiliate of any Transtar Party with, by or into another corporation, entity or person), and (iii) except as otherwise permitted by this clause (iii), the sale or lease of all or a majority of the assets of any Transtar Party to, or any direct or indirect transfer of the capital stock or other voting securities of a Transtar Party (including by way of any direct or indirect merger, consolidation or acquisition of a Transtar Party or any affiliate of any Transtar Party with, by or into another corporation, entity or person) to any person or entity that is a Competitor or affiliate thereof, except, in the case of such direct or indirect transfers of capital stock, any open-market purchase or underwritten public offering of the publicly traded equity interests of FTAI or any applicable IPO Entity (other than such open-market purchases or underwritten public offerings (x) that result in the applicable Competitor (or affiliate thereof) holding more than 20% of the capital stock or other voting securities of FTAI or the applicable IPO Entity, (y) that result in, or are otherwise made in connection with, the applicable Competitor (or affiliate thereof) obtaining a contractual right to appoint a member to the board of directors or board of managers of FTAI or the applicable IPO Entity or (z) following which the applicable Competitor (or affiliate thereof) nominates one or more individuals to the board of directors or board of managers of FTAI or the applicable IPO Entity and such individuals are subsequently elected to such board of directors or board of managers as a result of such nomination (the matters described in the foregoing clauses (x) through (z) are referred to herein as an “FTAI Competitor Change of Control”)); provided, however, that none of the following transactions shall be deemed to be a Change in Control with respect to any Transtar Party by reason of clauses (i) or (ii) of this Section 12.1 (but not, for the avoidance of doubt, with respect to clause (iii)): (1) a direct or indirect transfer of some or all of the equity interests of a Transtar Party to an affiliate of Transtar or to FIG LLC or any of its affiliates, (2) a direct or indirect transfer of some or all of the equity interests of Fortress Transportation and Infrastructure Investors LLC (“FTAI”), (3) a direct or indirect transfer of some or all of the equity interests or assets of a Transtar Party if the acquiror of such equity interests or such assets is a short-line railroad holding company with greater than $[***] (or, in years subsequent to 2021, $[***] as adjusted by changes in the Consumer Price Index published by the Bureau of Labor Statistics (or any applicable successor inflation index promulgated by the United States federal government) with reference to the year ended December 31, 2021) of annual gross revenue derived from short-line railroad operations (excluding, for the avoidance of doubt, revenue that would be derived from any Transtar Party following such acquisition), (4) a direct or indirect transfer of some or all of the equity interests of FIG LLC or a change of manager of FTAI, (5) any transaction whereby any entity owning, directly or indirectly, the equity interests of a Transtar Party, becomes an entity with equity interests that are publicly traded (an “IPO Entity”) (with no stockholder other than FTAI and its affiliates owning more than 50% of the voting securities of such entity) and, after such transaction, any direct or indirect transfer of some or all of the equity interests of such entity, or the change of manager of such entity or (6) grants of equity to employees, officers, directors and consultants of FTAI or a Transtar Party, in each case in the ordinary course of business of the applicable equity issuer; and (b) with respect to USS or any Plant: in one or in a series of related transactions, (i) the sale of all or a majority of all the assets of USS, the subject Plant or the entity that owns the subject Plant or (ii) any direct or indirect change in the ownership of the capital stock or other voting securities of USS (that causes greater than 50% of the voting securities of USS to be held by a single entity or group of related entities) or the entity that owns such Plant (that causes greater than 50% of the voting securities of the entity that owns such Plant to be owned by an entity unaffiliated with USS) (including by way of any direct or indirect merger, consolidation or acquisition of USS or the entity that owns such Plant with, by or into another corporation, entity or person). The Transtar Parties shall provide USS with no less than sixty (60) days’ written notice prior to any Change in Control of any Transtar Party. No Change in Control of Transtar, or of any Railroad, may be consummated without USS’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed, unless such Change in Control is to a Competitor). Upon a Change in Control of USS or any Plant, USS shall require the party acquiring control of USS or such Plant (as applicable) to assume in writing all of USS’s obligations under this Agreement (including, only as applicable, USS’s obligations under this Agreement with respect to the specific Plant). Notwithstanding any Change in Control of USS or any individual Plant, USS shall remain liable to Transtar in respect of the full amount of the MAVR.
12.2In the event that USS does not provide prior written consent to the Change in Control of any one or more of the Railroads (where such consent is required by Section 12.1), and such Change in Control is consummated in violation of this Section 12, USS may elect to terminate USS’s obligations under this Agreement only with respect to such Railroad or Railroads without any further liability or obligation to USS. In the event that USS does not provide such prior written consent to the Change in Control of Transtar (where such consent is required by Section 12.1), and such Change in Control is consummated in violation of this Section 12, USS may elect to terminate this Agreement in its entirety without any further liability or obligation to USS (other than such liabilities and obligations that have arisen prior to the effective date of such Change in Control). Notwithstanding anything to the contrary herein, in the event that USS does not provide prior written consent to an FTAI Competitor Change in Control (where such consent is required by Section 12.1), and such FTAI Competitor Change of Control is consummated in violation of this Section 12, USS’s sole remedy shall be to terminate this Agreement in its entirety without any further liability or obligation to USS (other than such liabilities and obligations that have arisen prior to the effective date of such FTAI Competitor Change of Control).
12.3No Party to this Agreement shall assign or transfer this Agreement or any interest herein, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed. Subject to the provisions of this Section 12.3, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Notwithstanding any provision herein to the contrary, (a) USS, and its successors and assigns, may assign, without the prior written consent of any other Party, its interest in this Agreement in connection with the sale by USS, or its successors or assigns, of all or substantially all of the assets of any applicable USS Plant; provided, that USS shall remain liable to Transtar in respect of the MAVR; (b) Transtar may assign, without the prior written consent of any other Party, its interest in this Agreement to an affiliate and to FIG LLC and any of its affiliates; and (c) Transtar (or a Railroad) may assign, without the prior written consent of any other Party, its interest in this Agreement in connection with the sale of all or substantially all of the stock, assets or business of Transtar or such Railroad (as applicable), if it has complied with the provisions of Section 12.1; provided, that, in connection with the sale of a Railroad or a Plant, USS or Transtar, as applicable, shall require the acquiring party to enter into a rail services agreement on terms and conditions substantially similar to this Agreement with respect to the Services provided by such Railroad, and such Railroad or USS (as applicable) shall be released from this Agreement or the provisions of this Agreement related to such Plant, (as applicable) and shall no longer be deemed a Transtar Party or “USS”, as applicable, for purposes of this Agreement. All references in this Agreement to the Parties hereto shall be considered to include their permitted successors and assigns, including permitted successors and assigns of permitted successors and assigns.
13.NOTICES. Unless otherwise specified herein, any and all notices under this Agreement shall be in writing and shall be delivered to the Party entitled to receive the same: (a) by hand delivery; (b) by registered or certified mail, return receipt requested; (c) by overnight delivery service which provides proof of delivery; or (d) by e-mail with customary evidence of transmission as follows:
If to USS:

United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219
Attention:  Richard Fruehauf
                 Mark Furry
Email:  [***]
with a copy to:

Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA 15219
Attention:  David A. Grubman
Email:  [***]

If to any Transtar Party:

Percy Acquisition LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th Floor
New York, NY 10105
Attention:  Kenneth J. Nicholson
      Frank Carfora
Email:       [***]

with a copy to:

Sidley Austin
1501 K Street, N.W.
Washington, D.C. 20005
Attention:  Terence M. Hynes
Email:  [***]
14.LAW GOVERNING, VENUE AND CONSENT TO JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provision. In order to enforce the provisions of this Agreement and to enforce any arbitration award which may be entered pursuant to the terms hereof, each of the Parties (a) submits and consents to the personal jurisdiction of the State and Federal Courts of the State of Delaware with respect to any suit, action or proceeding relating to this Agreement or any of the transactions contemplated hereby and, except as respects the exercise or prosecution of claims or causes of action for equitable relief (for which the Parties shall have the right to proceed in any court of appropriate jurisdiction), agrees to file any such suit, action or proceeding with such court(s), (b) waives any objection which such Party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court(s), and waives any claim that any such suit, action or proceeding brought in any such court(s) has been brought in an inconvenient forum, (c) waives the right to object that any such court(s) does not have personal jurisdiction over such Party, and (d) consents to the service of process in any such suit, action or proceeding upon the receipt through the United States mail of copies of such process to such Party by certified mail to the address set forth in Section 13 or at such other address of which the other Parties shall have received written notice.
15.RELATIONSHIP OF PARTIES. The relationship between USS and the Transtar Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership or any other relationship not expressly set forth in this Agreement. Transtar shall be jointly liable for the obligations of each Railroad hereunder. Except as provided in Section 21, no event, development, change, occurrence or circumstance arising as between any Transtar Party and any third party shall be construed to excuse the performance of and compliance with the covenants and agreements contained herein by the Transtar Parties. The Transtar Parties may, in their discretion, (a) amend, modify, or terminate the contracts and agreements in effect as of the Closing with any third party that directly or indirectly support the provision of the Services, and (b) replace such existing contracts and agreements (or enter into additional contracts and agreements) with different third parties; provided, that such amendment, modification, termination or substitution does not impair or interfere with the Transtar Parties’ ability to provide Services to USS in the manner and within the time schedule set forth in this Agreement (and the Exhibits hereto); and provided further that the Transtar Parties, in all events, (i)

shall cause to remain in full force and effect (including as necessary through extensions of the terms of) all of, and (ii) shall not (a) amend, modify or terminate, and shall not permit the amendment, modification or termination (including, in both events, the termination in accordance with the terms of) any of, or (b) waive, surrender or fail to enforce any material rights or claims under any of, the contracts and agreements in effect as of the Closing between any Transtar Party and the Candian National Railway and its affiliates, to the extent such agreements directly or indirectly support the provision of the Services or contain provisions directly or indirectly for the benefit of USS.
16.REPRESENTATIONS AND WARRANTIES.
16.1USS represents to the Transtar Parties that, as of the date hereof: (a) it is validly existing and in good standing in the jurisdiction of its organization and has all requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder; (b) neither the execution, delivery and performance of this Agreement by USS, nor the consummation by USS of the transactions contemplated hereby, will: (i) conflict with, constitute an event of default under or result in a breach of or a violation of the provisions of the Certificate of Incorporation or By-Laws of USS; (ii) result in a violation of any law, rule or regulation applicable to USS; or (iii) violate any order or judgment applicable to USS; (c) the execution, performance and consummation of this Agreement by USS have been duly authorized by all necessary corporation action by USS; (d) this Agreement constitutes the valid and binding obligation of USS, enforceable in accordance with its respective terms, except as the same may be limited or otherwise affected by applicable law; and (e) no consents of any Federal, State or local governmental authority are required for the execution or performance of this Agreement by USS. USS further represents to the Transtar Parties that the service standards, rates and schedules for the performance of Services set forth in the Exhibits to this Agreement fairly and accurately reflect the service standards, rates and schedules under which such services are performed by the Transtar Parties as of the date of Closing.
16.2The Transtar Parties represent to USS that, as of the date hereof, (a) each has all requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder; (b) the execution, performance and consummation of this Agreement by each Transtar Party have been duly authorized by all necessary corporate action by such Transtar Party; and (c) this Agreement constitutes the valid and binding obligation of each Transtar Party, enforceable in accordance with its respective terms, except as the same may be limited or otherwise affected by applicable law.
17.INTENT OF THE PARTIES - FOR ARBITRATION PURPOSES. The Parties hereto intend that USS shall be entitled to receive the Services hereof at service and rate levels in accordance with the standards set forth on the Exhibits hereto.

18.PAYMENT. Unless otherwise set forth in the applicable tariffs and AAR rules regarding car repair, interchange and interline settlement, each applicable Railroad will invoice USS monthly for the services provided to USS by such Railroad as provided for herein, provided that rail transport and material handling services provided by the Gary Railway may be invoiced more frequently in accordance with historical practices. Payment of such invoices will be due (a) fifteen (15) days after receipt for all invoices for Services rendered pursuant to Section 3.8 of this Agreement, and (b) sixty (60) days after receipt for all other Services. Each Railroad shall be entitled to collect interest at a rate not to exceed 1.5% per month on any invoice that remains unpaid thirty (30) days after the due date for payment of such invoice.
19.ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. No amendment, change, modification, or alteration of this Agreement shall be effective unless reduced to writing and signed by the Parties. Waiver of any breach of the Agreement by a Party shall not be construed as a waiver of any other breach. Neither Party shall by any act, delay, omission, custom, forbearance, or otherwise be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Party sought to be charged, and then only to the extent specifically set forth therein.
20.EQUITABLE RELIEF. The Parties acknowledge and agree that each Party may be irreparably harmed if any of the provisions of this Agreement are breached, that money damages may not be a sufficient remedy therefor, and that each Party will be entitled to equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of the provisions of this Agreement, it being agreed that the other Party will not be permitted to raise the defense of an adequate remedy at law. Each Party further agrees that it will not seek, and agrees to waive, any requirement for the securing or posting of a bond in connection with a Party seeking or obtaining such relief. Such remedies are not to be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or equity or pursuant to the express terms hereof.
21.FORCE MAJEURE. Subject to the terms of this Section 21, no Party will be liable for delays or failures in performing its obligations under this Agreement to the extent such delay or failure in performing is due to contingencies beyond its reasonable control, including as a result of the following force majeure events (each, a “Force Majeure Event”): riots, floods, extreme weather, accidents, Acts of God, acts of terrorism, war, civil disturbance, strike, pandemic or other major natural causes beyond the control of the Party invoking this Section 21 as an excuse for nonperformance. Subject to the terms of this Section 21, if a Party is impacted by a Force Majeure Event, such Party will promptly notify the other Party (or Parties, as applicable) by telephone, and such Party’s obligations hereunder will be suspended for so long as the Parties are in agreement that a Force Majeure Event has occurred and that it continues, provided that the impacted Party (a) provides the other Parties prompt and full notice in writing of occurrence of the Force Majeure Event, a detailed explanation of why the impacted Party believes the event in issue qualifies as a Force Majeure Event (including why the event renders the Party incapable of performing its obligations hereunder), and notice of its delay or failure to perform and (b) uses its commercially reasonable efforts to, as soon as practicable, remedy the event claimed to constitute the Force Majeure Event and resume its compliance with this Agreement. A Force Majeure Event will be deemed not to include changes in conditions in any national economy or the global economy or capital or financial markets generally, including changes in interest or exchange rates, and market-wide changes in any industry sector (including the rail or steel sectors). Further, the provisions of this Section 21 will not extend to any corporate or operational decision taken by any Party. The fact that this Agreement has become uneconomic for any Party or other financial distress shall not constitute a Force Majeure Event. No obligation of USS to make a payment to any Transtar Party will be relieved by a Force Majeure Event; except that the MAVR will be tolled for the period during which any Force Majeure Event was in effect; provided, however, that USS shall be obligated to pay (as and to the extent otherwise required by this Agreement) the remaining amount of the MAVR for the applicable period upon cessation of the subject Force Majeure Event. Upon cessation of any Force Majeure Event, the invoking Party shall promptly notify the other Party.
22.INTERPRETIVE MATTERS.
22.1The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
22.2The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
22.3References to Articles, Sections or Exhibits are to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
22.4All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
22.5Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.
22.6Where there is any inconsistency between the definitions set out in this Section 22 and the definitions set out in any other Section or any Schedule (including the Seller Disclosure Schedule) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail.

22.7The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.
22.8The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
22.9Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
22.10References to one gender shall include all genders.
22.11Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import.
22.12“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
22.13References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.
22.14References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
22.15References to any Person include the successors and permitted assigns of that Person.
22.16References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
22.17References to “$” are to United States dollars.
22.18When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.
22.19The word “or” is not exclusive, unless the context otherwise requires.
22.20Unless otherwise specified herein, undefined terms shall be given the meaning customarily applied to such terms in the railroad industry in the United States.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

United States Steel Corporation		Transtar, LLC

By:	/s/ Richard Fruehauf	By:	/s/ Jonathan Carnes
Name: Richard Fruehauf		Name: Jonathan Carnes
Title: Senior Vice President – Chief Strategy & Sustainability Officer		Title: President

Delray Connecting Railroad Company

By: /s/ Jonathan Carnes
Name: Jonathan Carnes
Title:     President

Fairfield Southern Company, Inc.

By: /s/ Jonathan Carnes
Name: Jonathan Carnes
Title:     President

Gary Railway Company

By: /s/ Jonathan Carnes
Name: Jonathan Carnes
Title:     President

Lake Terminal Railroad Company

By: /s/ Jonathan Carnes
Name: Jonathan Carnes
Title:     President

Texas & Northern Railway Company

By: /s/ Jonathan Carnes
Name: Jonathan Carnes
Title:     President

Union Railroad Company, LLC

By:	/s/ Jonathan Carnes
Name: Jonathan Carnes
Title: President